Exhibit 99.1

Goldman Sachs Asset Management | 200 West Street | New York NY 10282

GOLDMAN SACHS ASSET MANAGEMENT ANNOUNCES TRANSFER OF THE GOLDMAN SACHS PHYSICAL GOLD ETF TO THE CBOE BZX EXCHANGE

New York, NY – January 19, 2022 – Goldman Sachs Asset Management, the sponsor of the Goldman Sachs Physical Gold ETF (“AAAU” or the “Trust”) today announced the transfer of the listing of the Trust from NYSE Arca to the Cboe BZX Exchange on or about February 3, 2022.

Current shareholders of AAAU are not required to take any action, nor is the transfer expected to have any effect on the trading of the Trust’s shares.

For more information on Goldman Sachs Physical Gold ETF, please visit our webpage.

About Goldman Sachs Asset Management

Bringing together traditional and alternative investments, Goldman Sachs Asset Management provides clients around the world with a dedicated partnership and focus on long-term performance. As the primary investing area within Goldman Sachs (NYSE: GS), we deliver investment and advisory services for the world’s leading institutions, financial advisors and individuals, drawing from our deeply connected global network and tailored expert insights, across every region and market—overseeing more than $2 trillion in assets under supervision worldwide as of December 31, 2021. Driven by a passion for our clients’ performance, we seek to build long-term relationships based on conviction, sustainable outcomes, and shared success over time. Follow us on LinkedIn.

Media Contacts:

Avery Reed	Tel: 212-902-5400

Disclosures

1Assets Under Supervision (AUS) includes assets under management and other client assets for which Goldman Sachs does not have full discretion. AUS figure as of December 31, 2021.

Nothing contained in this material should be construed as an offer to sell nor a solicitation of an offer to buy Shares of the Trust. This material must be preceded or accompanied by a current prospectus (the “prospectus”) of the Trust. CLICK HERE for a copy of the prospectus. Investors should read the prospectus carefully before investing. You should obtain your own independent financial, taxation and legal advice before making any decisions about any investment in the Shares. This information is not an offer for the Shares and should not be used as the basis for any investment decision.

Effective close of business on December 11, 2020, Goldman Sachs Asset Management, L.P. became the sponsor of the Trust, assuming the role from the Trust’s prior sponsors. At that time, the name of the Trust was changed from Perth Mint Physical Gold ETF to Goldman Sachs Physical Gold ETF.

Investing involves risk, including possible loss of principal. Because the Shares are intended to reflect the price of the gold held by the Trust’s custodian on behalf of the Trust, the market price of the Shares is subject to fluctuations similar to those affecting gold prices. Additionally, the Shares are bought and sold at market price, not at net asset value (“NAV”) per share. The Shares may trade at NAV per share or at a price that is above or below NAV per share. Any discount or premium in the trading price relative to the NAV per share may widen as a result of the different trading hours of NYSE Arca and other exchanges. Brokerage commissions/fees will reduce returns. For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus.

The value of the Shares fluctuates based upon the price of the gold owned by the Trust. Fluctuations in the price of gold could materially adversely affect investment in the Shares. Investors should be advised there is no assurance that gold will maintain its long-term value in the future. The lack of an active trading market for the Shares may result in losses on investment at the time of disposition of the Shares. Because the Trust invests only in gold, an investment in the Trust may be more volatile than an investment in a more broadly diversified portfolio. Substantial sales of gold by central banks, governmental agencies and multi-lateral institutions could adversely affect an investment in the Shares. Also, should the speculative community take a negative view towards gold, it could cause a decline in world gold prices, negatively impacting the price of the Shares.

The amount of gold represented by the Shares will decrease over the life of the Trust due to sales of gold necessary to pay the sponsor’s fee and trust expenses. Without increases in the price of gold sufficient to compensate for that decrease, the price of the Shares will also decline, and investors will lose money on their investment. The liquidation of the Trust may occur at a time when the disposition of the Trust’s gold will result in losses to investors. Although market makers will generally take advantage of differences between the NAV and the trading price of the Shares through arbitrage opportunities, there is no guarantee that they will do so. The value of the Shares will be adversely affected if gold owned by the Trust is lost, damaged, destroyed or mis-delivered in circumstances in which the Trust is not in a position to recover the corresponding loss. The Trust is a passive investment vehicle.

The Trust is not a standard ETF. The Trust is not an investment company registered under the Investment Company Act of 1940 and is not required to register under such act. The Trust is not a commodity pool for purposes of the Commodity Exchange Act of 1936, and Goldman Sachs Asset Management, L.P., as the sponsor of the Trust (the “Sponsor”), is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator or a commodity trading advisor under the Commodity Exchange Act in connection with the Shares. As such, the Trust is not subject to the same regulatory requirements as mutual funds. An investment in Shares is not suitable for all investors.

The Shares are neither interests in nor obligations of the Sponsor and its affiliates, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Although the Shares may be bought or sold on the secondary market through any brokerage account, the Shares are not redeemable from the Trust except in large aggregated units called “Baskets”. Only registered broker-dealers that become authorized participants by entering into a contract with the sponsor and the trustee of the Trust may purchase or redeem Baskets. NAV is determined as specified in the prospectus: the Trustee values the Trust’s gold on the basis of the LBMA Gold Price PM.

ALPS Distributors, Inc. is the marketing agent of the Trust. ALPS Distributors, Inc. is unaffiliated with Goldman Sachs Asset Management.

Goldman Sachs does not provide accounting, tax or legal advice.

© 2022 Goldman Sachs. All rights reserved

NOT FDIC INSURED. MAY LOSE VALUE. NO BANK GUARANTEE. NOT INSURED BY ANY GOVERNMENT AGENCY.

ALPS Control: GOL120 ED 1/19/23

Compliance Code: Compliance Code: 265211-OTU-1540111 Date of first use: 1/18/2022